NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                                605 THIRD AVENUE
                             NEW YORK, NY 10158-0180


                         FEDERAL COURT RULES IN FAVOR OF
                  NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.

      STOCKHOLDER RIGHTS AGREEMENT DOES NOT VIOLATE INVESTMENT COMPANY ACT

NEW YORK, NY, October 22, 2004 -- Neuberger Berman Real Estate Income Fund Inc. (NYSE: NRL) announced today that the United States District Court for the District of Maryland entered a declaratory judgment that the Fund's adoption of a stockholder rights agreement on September 23, 2004 does not conflict with and is not prohibited by the Investment Company Act of 1940. Accordingly, the stockholder rights agreement will remain in effect. The District Court did not resolve any other pending matters between the Fund and the two trusts controlled by Stewart R. Horejsi.

The Horejsi trusts, which are making a hostile tender offer for control of the Fund, previously announced that they did not expect to consummate their offer, which currently is set to expire on October 26, 2004, unless they were successful in obtaining a court ruling invalidating the stockholder rights agreement.

The Fund also announced that it had no intention of extending the date of its self tender for up to 20% of its common stock, currently set to expire on October 29, 2004. The Fund reiterated its recommendation that stockholders should not tender into either the Fund's self tender offer or the Horejsi offer.


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Contact:                                                Media Contact:
Peter Sundman                                           Kerrie Cohen
Chief Executive Officer                                 Lehman Brothers
Neuberger Berman Real Estate Income Inc.                (212) 526-4092
(877) 461-1899

FORWARD-LOOKING STATEMENTS

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Fund's performance, a general downturn in the economy, competition from other funds, changes in government policy or regulation, inability of the Fund's investment advisor to attract or retain key employees, inability of the Fund's investment advisor to implement its investment strategy, inability of the Fund to manage unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.